Exhibit 99.1

Yahoo! Reports Second Quarter 2012 Results

$190 Million Operating Income, Excluding Restructuring and Other Charges, Exceeds Midpoint of Business Outlook;

$0.27 EPS, Excluding Restructuring and Other Charges, Grows 47% Year-Over-Year

SUNNYVALE, Calif.--(BUSINESS WIRE)--July 17, 2012--Yahoo! Inc. (NASDAQ:YHOO) today reported results for the quarter ended June 30, 2012.

Revenue excluding traffic acquisition costs (“Revenue ex-TAC”) was $1,081 million for the second quarter of 2012, flat compared to the second quarter of 2011. GAAP revenue was $1,218 million for the second quarter of 2012, a 1 percent decrease from the second quarter of 2011.

Non-GAAP income from operations of $190 million in the second quarter of 2012 was flat compared to $191 million in the second quarter of 2011. Non-GAAP income from operations excludes restructuring charges and deal-related expenses of less than $1 million in the second quarter of 2011 and $136 million in the second quarter of 2012. On a GAAP basis, income from operations decreased 71 percent to $55 million in the second quarter of 2012, compared to $191 million in the second quarter of 2011.

In the second quarter of 2012, non-GAAP net earnings per diluted share increased 47 percent year over year to $0.27. Non-GAAP net earnings per diluted share excludes restructuring charges and deal-related expenses of less than $1 million in the second quarter of 2011 and $136 million, as well as the related tax impact of $36 million, in the second quarter of 2012. On a GAAP basis, net earnings per diluted share was $0.18 in the second quarter of 2012.

Financials at a Glance

Quarterly Results (in millions, except percentages and per share amounts)
	Q2 2011	Q2 2012	Percent Change
Revenue ex-TAC	$1,076	$1,081	0%
GAAP revenue	$1,229	$1,218	(1)%
Non-GAAP income from operations	$191	$190	0%
Income from operations	$191	$55	(71)%
Non-GAAP net earnings per diluted share	$0.18	$0.27	47%
Net earnings per diluted share	$0.18	$0.18	2%

“In the second quarter, non-GAAP earnings per share exceeded consensus and both display and search revenue ex-TAC showed modest growth,” said Tim Morse, chief financial officer. “We also moved aggressively with new strategic agreements with Alibaba and Facebook and announced several new partnerships including CNBC, Clear Channel and Spotify.”

Business Highlights

  Yahoo! named Marissa Mayer chief executive officer.
  Fred Amoroso was named chairman of Yahoo!’s board of directors and Daniel S. Loeb, Harry J. Wilson, and Michael J. Wolf joined the Yahoo! board.
  Yahoo! and Alibaba Group Holding Limited (“Alibaba”) announced a definitive agreement for a staged and comprehensive value realization plan for Yahoo!'s stake in Alibaba. The first step is the repurchase by Alibaba of up to one-half of Yahoo!'s stake, or approximately 20 percent of Alibaba's fully-diluted shares.
  In July 2012, Yahoo! and Facebook announced definitive agreements that launch a new advertising partnership, extend and expand distribution arrangements, and settle all pending patent claims between the companies.
  Yahoo! launched Axis, a new experience that re-imagines how consumers search and browse on the web. Axis offers the only search experience that allows consumers to enter their search, see and interact with visual results, all without ever leaving the page they are on. Axis seamlessly integrates with consumers’ favorite desktop browser and automatically connects the online experiences across multiple devices.
  Yahoo! launched Genome from Yahoo!, an online advertising solution that combines Yahoo! data with interclick's third party data and advertisers' first party data along with a premium media footprint to provide marketers with one of the most complete, custom audience solutions in the industry.
  Yahoo! and CNBC announced a strategic content, programming and distribution alliance that will dramatically expand CNBC’s online reach and presence and provide a broadcast platform for Yahoo! Finance’s original content and contributors. CNBC becomes the premier content source for Yahoo! Finance in the U.S. and later this year, the two companies plan to co-create a new slate of co-branded, original videos which will appear on Yahoo! Finance and CNBC.com.
  Yahoo! and Clear Channel announced a cross-platform content distribution and promotion agreement. The multi-faceted relationship involves the distribution and cross-promotion of premium content in addition to a live concert series to the unparalleled combined audience of the Yahoo! Media Network and Clear Channel Media and Entertainment U.S. listeners across 150 markets, plus their websites and the audience of iHeartRadio, Clear Channel's industry-leading digital radio service.
  Yahoo! and Spotify announced a global content distribution and promotion agreement that will enable Yahoo! to integrate and promote Spotify's on demand music service on Yahoo!'s Media Network. Yahoo! will also create an app for Spotify's platform featuring Yahoo! original entertainment content.
  Yahoo! extended its exclusive online agreement with Eurosport to host and operate the co-branded Yahoo! Eurosport site in key markets. By partnering with the #1 pan-European television sports network, Yahoo! will continue to bring exclusive, high quality sports content online to drive user engagement and provide premium content.

Second Quarter 2012 Revenue Highlights

  Display revenue ex-TAC was $473 million, a 1 percent increase compared to $467 million for the second quarter of 2011.
  GAAP display revenue was $535 million, a 2 percent increase compared to $524 million for the second quarter of 2011.
  Search revenue ex-TAC was $385 million, a 4 percent increase compared to $371 million for the second quarter of 2011.
  GAAP search revenue was $461 million, a 1 percent decrease compared to $467 million for the second quarter of 2011.

Cash Flow and Cash Balance

  Cash flow from operating activities for the second quarter of 2012 was $275 million, a 17 percent decrease compared to $331 million for the same period of 2011. Cash flow from operating activities was $572 million for the six months ended June 30, 2012, a 7 percent increase compared to $536 million for the same period of 2011.
  Free cash flow was $93 million for the second quarter of 2012, a 2 percent decrease compared to $96 million for the same period of 2011. Free cash flow was $289 million for the six months ended June 30, 2012, a 90 percent increase compared to $152 million for the same period of 2011.
  Cash, cash equivalents, and investments in marketable debt securities were $2,401 million at June 30, 2012 compared to $2,530 million at December 31, 2011, a decrease of $129 million.
  During the second quarter of 2012, Yahoo! repurchased 30 million shares for $456 million.

Conference Call

Yahoo! will host a conference call to discuss second quarter 2012 results at 5 p.m. Eastern Time today. A live Webcast of the conference call, together with supplemental financial information, can be accessed through the Company's Investor Relations Website at http://investor.yahoo.com/results.cfm. In addition, an archive of the Webcast can be accessed through the same link. An audio replay of the call will be available for one week following the conference call by calling (888) 286-8010 or (617) 801-6888, reservation number: 98876440.

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (“SEC”): revenue ex-TAC; free cash flow; non-GAAP income from operations; non-GAAP net income; and non-GAAP net income per diluted share. These measures may be different than non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). Explanations of the Company’s non-GAAP financial measures and reconciliations of these financial measures to the GAAP financial measures the Company considers most comparable are included in the accompanying “Note to Unaudited Condensed Consolidated Statements of Income,” “Supplemental Financial Data,” and “GAAP to Non-GAAP Reconciliations.”

About Yahoo!

Yahoo! is a technology-powered media company, creating deeply personal digital experiences that keep more than half a billion people connected to what matters most to them, across devices and around the globe. Yahoo!’s unique combination of Science + Art + Scale connects advertisers to the consumers who build their businesses. Yahoo! is headquartered in Sunnyvale, California. For more information, visit the pressroom (pressroom.yahoo.net) or the company's blog, Yodel Anecdotal (yodel.yahoo.com).

“Affiliates” refers to the third-party entities that have integrated Yahoo!’s advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”).

“Search Agreement” refers to the Search and Advertising Services and Sales Agreement between Yahoo! and Microsoft Corporation, as amended.

“TAC” refers to traffic acquisition costs. TAC consists of payments to Affiliates and payments made to companies that direct consumer and business traffic to Yahoo! Properties.

“Yahoo! Properties” refers to the online properties and services that Yahoo! provides to users.

This press release contains forward-looking statements concerning Yahoo!'s expected financial performance, as well as Yahoo!'s strategic and operational plans. Risks and uncertainties may cause actual results to differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the impact of management and organizational changes; the implementation and results of Yahoo!'s ongoing strategic and cost initiatives; Yahoo!'s ability to compete with new or existing competitors; reduction in spending by, or loss of, advertising customers; risks related to Yahoo!’s regulatory environment; interruptions or delays in the provision of Yahoo!’s services; security breaches; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!'s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims and derivative and class actions; Yahoo!'s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content, and distribution; general economic conditions and changes in economic conditions; transition and implementation risks associated with the Search Agreement with Microsoft Corporation; and risks that the benefits of the agreement Yahoo! entered into with Alibaba regarding Yahoo!’s stake in Alibaba or the Framework Agreement Yahoo! entered into with Alibaba, Softbank Corporation and certain other parties regarding Alipay may not be realized. All information set forth in this press release and its attachments is as of July 17, 2012. Yahoo! does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances. More information about potential factors that could affect the Company's business and financial results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, as amended, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which are on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo!’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which will be filed with the SEC in the third quarter of 2012.

Yahoo!, the Yahoo! logos, Axis and Genome are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2012	2011	2012

Revenue	$1,229,024	$1,217,794	$2,443,381	$2,439,027

Operating expenses:
Cost of revenue - Traffic acquisition costs	152,896	137,025	302,927	281,116
Cost of revenue - Other	231,388	278,453	481,014	532,432
Sales and marketing	280,159	272,910	542,308	558,178
Product development	233,045	199,628	454,328	428,106
General and administrative	131,822	136,117	254,720	260,388
Amortization of intangibles	8,582	9,756	16,632	19,809
Restructuring charges, net	237	129,092	10,812	134,809
Total operating expenses	1,038,129	1,162,981	2,062,741	2,214,838

Income from operations	190,895	54,813	380,640	224,189

Other (expense) income, net	(5,666)	20,175	(639)	22,453

Income before income taxes and earnings in equity interests	185,229	74,988	380,001	246,642

Provision for income taxes	(55,629)	(26,523)	(107,749)	(82,942)
Earnings in equity interests	108,902	179,991	191,082	352,234

Net income	238,502	228,456	463,334	515,934

Less: Net income attributable to noncontrolling interests	(1,530)	(1,825)	(3,370)	(2,960)

Net income attributable to Yahoo! Inc.	$236,972	$226,631	$459,964	$512,974

Net income attributable to Yahoo! Inc. common stockholders per share - diluted (1)	$0.18	$0.18	$0.35	$0.42

Shares used in per share calculation - diluted	1,308,359	1,221,719	1,314,272	1,224,102

Stock-based compensation expense by function:
Cost of revenue - Other	$875	$2,614	$1,523	$5,508
Sales and marketing	19,373	18,981	26,070	40,078
Product development	25,531	17,808	43,203	37,279
General and administrative	13,269	10,168	23,368	22,672
Restructuring expense reversals, net	(526)	(3,429)	(1,278)	(3,429)

Supplemental Financial Data:
Revenue ex-TAC	$1,076,128	$1,080,769	$2,140,454	$2,157,911
Free cash flow	$95,601	$93,390	$152,076	$289,213

(1)	The impact of outstanding stock awards of entities in which the Company holds equity interests that are accounted for using the equity method reduced the Company's diluted earnings per share by $0.01 for the three months ended June 30, 2012.

Yahoo! Inc.
Note to Unaudited Condensed Consolidated Statements of Income

This press release and its attachments include the non-GAAP financial measures of revenue excluding traffic acquisition costs (“revenue ex-TAC”), free cash flow, non-GAAP income from operations, non-GAAP net income, and non-GAAP net income per diluted share, which are reconciled to revenue, cash flow from operating activities, income from operations, net income attributable to Yahoo! Inc., and net income attributable to Yahoo! Inc. common stockholders per share - diluted, which we believe are the most comparable GAAP measures. We use these non-GAAP financial measures for internal managerial purposes and to facilitate period-to-period comparisons. We describe limitations specific to each non-GAAP financial measure below. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Further, management uses non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business and operating costs. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, revenue, cash flow from operating activities, income from operations, net income attributable to Yahoo! Inc., and net income attributable to Yahoo! Inc. common stockholders per share - diluted calculated in accordance with GAAP.

Revenue ex-TAC is a non-GAAP financial measure defined as GAAP revenue less TAC. TAC consists of payments made to third-party entities that have integrated our advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”) and payments made to companies that direct consumer and business traffic to Yahoo!’s online properties and services (“Yahoo! Properties”). Based on the terms of the Search Agreement with Microsoft, Microsoft retains a revenue share of 12 percent of the net (after TAC) search revenue generated on Yahoo! Properties and Affiliate sites in transitioned markets. Yahoo! reports the net revenue it receives under the Search Agreement as revenue and no longer presents the associated TAC. Accordingly, for transitioned markets Yahoo! reports GAAP revenue associated with the Search Agreement on a net (after TAC) basis rather than a gross basis. For markets that have not yet transitioned, revenue continues to be recorded on a gross basis, and TAC is recorded as a part of operating expenses. We present revenue ex-TAC to provide investors a metric used by the Company for evaluation and decision-making purposes during the Microsoft transition and to provide investors with comparable revenue numbers when comparing periods preceding, during and following the transition period. A limitation of revenue ex-TAC is that it is a measure which we have defined for internal and investor purposes that may be unique to the Company, and therefore it may not enhance the comparability of our results to other companies in our industry who have similar business arrangements but address the impact of TAC differently. Management compensates for these limitations by also relying on the comparable GAAP financial measures of revenue and total operating expenses, which includes TAC in non-transitioned markets.

Free cash flow is a non-GAAP financial measure defined as cash flow from operating activities (adjusted to include excess tax benefits from stock-based awards), less acquisition of property and equipment, net and dividends received from equity investees. We consider free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by the business after the acquisition of property and equipment, which can then be used for strategic opportunities including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for this limitation by also relying on the net change in cash and cash equivalents as presented in the Company’s unaudited condensed consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

Non-GAAP income from operations is defined as income from operations excluding certain gains, losses, and expenses that we do not believe are indicative of our ongoing operating results. We consider non-GAAP income from operations to be a profitability measure which facilitates the forecasting of our operating results for future periods and allows for the comparison of our results to historical periods. A limitation of non-GAAP income from operations is that it does not include all items that impact our income from operations for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measure of income from operations which includes the gains, losses, and expenses that are excluded from non-GAAP income from operations.

Non-GAAP net income is defined as net income attributable to Yahoo! Inc. excluding certain gains, losses, expenses, and their related tax effects that we do not believe are indicative of our ongoing results. We consider non-GAAP net income and non-GAAP net income per diluted share to be profitability measures which facilitate the forecasting of our results for future periods and allow for the comparison of our results to historical periods. A limitation of non-GAAP net income and non-GAAP net income per diluted share is that they do not include all items that impact our net income and net income per diluted share for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measures of net income attributable to Yahoo! Inc. and net income attributable to Yahoo! Inc. common stockholders per share - diluted, both of which include the gains, losses, expenses and related tax effects that are excluded from non-GAAP net income and non-GAAP net income per diluted share.

Yahoo! Inc.
Supplemental Financial Data
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2012	2011	2012
Revenue for groups of similar services:
Display	$523,537	$534,972	$1,046,160	$1,046,189
Search	466,674	460,969	921,795	931,366
Other	238,813	221,853	475,426	461,472
Total revenue	$1,229,024	$1,217,794	$2,443,381	$2,439,027

Revenue excluding traffic acquisition costs ("revenue ex-TAC") for groups of similar services:
GAAP display revenue	$523,537	$534,972	$1,046,160	$1,046,189
TAC associated with display revenue	(56,890)	(61,552)	(108,739)	(118,978)
Display revenue ex-TAC	$466,647	$473,420	$937,421	$927,211

GAAP search revenue	$466,674	$460,969	$921,795	$931,366
TAC associated with search revenue for non-transitioned markets	(95,866)	(75,473)	(194,048)	(162,138)
Search revenue ex-TAC	$370,808	$385,496	$727,747	$769,228

Other GAAP revenue	$238,813	$221,853	$475,426	$461,472
TAC associated with other GAAP revenue	(140)	-	(140)	-
Other revenue ex-TAC	$238,673	$221,853	$475,286	$461,472

Revenue ex-TAC:
GAAP revenue	$1,229,024	$1,217,794	$2,443,381	$2,439,027
TAC	(152,896)	(137,025)	(302,927)	(281,116)
Revenue ex-TAC	$1,076,128	$1,080,769	$2,140,454	$2,157,911

Revenue ex-TAC by segment:
Americas:
GAAP revenue	$808,038	$821,751	$1,626,969	$1,657,784
TAC	(39,404)	(45,910)	(77,545)	(88,865)
Revenue ex-TAC	$768,634	$775,841	$1,549,424	$1,568,919

EMEA:
GAAP revenue	$162,601	$128,099	$316,651	$262,061
TAC	(57,648)	(34,187)	(115,160)	(79,849)
Revenue ex-TAC	$104,953	$93,912	$201,491	$182,212

Asia Pacific:
GAAP revenue	$258,385	$267,944	$499,761	$519,182
TAC	(55,844)	(56,928)	(110,222)	(112,402)
Revenue ex-TAC	$202,541	$211,016	$389,539	$406,780

Total revenue ex-TAC	$1,076,128	$1,080,769	$2,140,454	$2,157,911

Direct costs by segment (2):
Americas	$171,042	$181,510	$333,940	$360,735
EMEA	42,768	41,277	81,374	81,498
Asia Pacific	57,728	56,248	109,050	107,739
Global operating costs (3)(4)	393,037	410,519	808,663	832,417
Restructuring charges, net	237	129,092	10,812	134,809
Depreciation and amortization	161,373	157,739	321,811	310,987
Stock-based compensation expense	59,048	49,571	94,164	105,537
Income from operations	$190,895	$54,813	$380,640	$224,189

Reconciliation of cash flow from operating activities to free cash flow:
Cash flow from operating activities	$330,620	$274,560	$536,306	$572,013
Acquisition of property and equipment, net	(171,515)	(106,131)	(339,064)	(215,922)
Dividends received from equity investees	(75,391)	(83,648)	(75,391)	(83,648)
Excess tax benefits from stock-based awards	11,887	8,609	30,225	16,770
Free cash flow	$95,601	$93,390	$152,076	$289,213

(2)	Direct costs for each segment include cost of revenue (excluding TAC) and other operating expenses that are directly attributable to the segment such as employee compensation expense (excluding stock-based compensation expense), local sales and marketing expenses, and facilities expenses. Beginning in 2012, marketing and customer advocacy costs are managed locally and included as direct costs for each segment. Prior period amounts have been revised to conform to the current presentation.

(3)	Global operating costs include product development, service engineering and operations, general and administrative, and other corporate expenses that are managed on a global basis and that are not directly attributable to any particular segment. Prior to 2012, marketing and customer advocacy costs were managed on a global basis and included as global operating costs. Prior period amounts have been revised to conform to the current presentation.

(4)	The net cost reimbursements from Microsoft are primarily included in global operating costs.

Yahoo! Inc.
GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)

	Three Months Ended
	June 30,
	2011	2012

GAAP Income from operations	$190,895	$54,813

(a) Restructuring charges, net	237	129,092

(b) Deal-related expenses (5)	-	6,500

Non-GAAP Income from operations	$191,132	$190,405

GAAP Net income attributable to Yahoo! Inc.	$236,972	$226,631

(a) Restructuring charges, net	237	129,092

(b) Deal-related expenses (5)	-	6,500

(c) To adjust the provision for income taxes to exclude the tax impact of items (a) and (b) above for the three months ended June 30, 2011 and 2012	(75)	(35,674)

Non-GAAP Net income	$237,134	$326,549

GAAP Net income attributable to Yahoo! Inc. common stockholders per share - diluted (1)	$0.18	$0.18

Non-GAAP Net income per share - diluted	$0.18	$0.27

Shares used in per share calculation - diluted	1,308,359	1,221,719

	Six Months Ended
	June 30,
	2011	2012

GAAP Income from operations	$380,640	$224,189

(a) Restructuring charges, net	10,812	134,809

(b) Deal-related expenses (5)	-	6,500

Non-GAAP Income from operations	$391,452	$365,498

GAAP Net income attributable to Yahoo! Inc.	$459,964	$512,974

(a) Restructuring charges, net	10,812	134,809

(b) Deal-related expenses (5)	-	6,500

(c) To adjust the provision for income taxes to exclude the tax impact of items (a) and (b) above for the six months ended June 30, 2011 and 2012	(3,437)	(37,721)

Non-GAAP Net income	$467,339	$616,562

GAAP Net income attributable to Yahoo! Inc. common stockholders per share - diluted	$0.35	$0.42

Non-GAAP Net income per share - diluted (6)	$0.35	$0.50

Shares used in per share calculation - diluted	1,314,272	1,224,102

(1)	The impact of outstanding stock awards of entities in which the Company holds equity interests that are accounted for using the equity method reduced the Company's diluted earnings per share by $0.01 for the three months ended June 30, 2012.

(5)	Deal-related expenses relate to, among other matters, the agreement Yahoo! entered into with Alibaba regarding Yahoo!’s stake in Alibaba.

(6)	The impact of outstanding stock awards of entities in which the Company holds equity interests that are accounted for using the equity method reduced the Company's non-GAAP diluted earnings per share by $0.01 for the six months ended June 30, 2011.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2012	2011	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$238,502	$228,456	$463,334	$515,934
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	136,724	131,789	275,901	254,539
Amortization of intangible assets	29,492	28,864	58,993	60,209
Stock-based compensation expense, net	58,522	46,142	92,886	102,108
Non-cash restructuring charges	-	38,638	-	38,638
Tax benefits from stock-based awards	(125)	(4,949)	12,483	(3,935)
Excess tax benefits from stock-based awards	(11,887)	(8,609)	(30,225)	(16,770)
Deferred income taxes	23,250	(14,075)	45,831	(18,474)
Earnings in equity interests	(108,902)	(179,991)	(191,082)	(352,234)
Dividends received from equity investee	75,391	83,648	75,391	83,648
Gain from sale of investments, assets, and other, net	14,577	(19,995)	22,792	(24,507)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(19,875)	(112,549)	86,692	(9,908)
Prepaid expenses and other	(6,584)	33,381	53,293	111,242
Accounts payable	21,041	6,728	(10,821)	(35,714)
Accrued expenses and other liabilities	(109,522)	20,190	(386,044)	(110,434)
Deferred revenue	(9,984)	(3,108)	(33,118)	(22,329)
Net cash provided by operating activities	330,620	274,560	536,306	572,013

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment, net	(171,515)	(106,131)	(339,064)	(215,922)
Purchases of marketable debt securities	(508,547)	(469,046)	(1,124,596)	(645,266)
Proceeds from sales of marketable debt securities	443,681	414,478	882,229	548,439
Proceeds from maturities of marketable debt securities	294,755	120,798	657,916	198,498
Proceeds from the sale of investments	-	26,132	-	26,132
Purchases of intangible assets	(7,618)	(1,286)	(10,960)	(3,088)
Acquisitions, net of cash acquired	(37,022)	-	(68,812)	-
Other investing activities, net	-	(2,141)	149	(9,421)
Net cash provided by (used in) investing activities	13,734	(17,196)	(3,138)	(100,628)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net	75,839	66,248	98,547	77,871
Repurchases of common stock	(471,651)	(455,507)	(609,019)	(526,007)
Excess tax benefits from stock-based awards	11,887	8,609	30,225	16,770
Tax withholdings related to net share settlements of restricted stock awards and restricted stock units	(7,366)	(6,990)	(33,669)	(38,494)
Other financing activities, net	(6,799)	(1,209)	(7,521)	(2,222)
Net cash used in financing activities	(398,090)	(388,849)	(521,437)	(472,082)

Effect of exchange rate changes on cash and cash equivalents	15,396	(49,214)	42,679	(22,424)

Net change in cash and cash equivalents	(38,340)	(180,699)	54,410	(23,121)
Cash and cash equivalents, beginning of period	1,619,177	1,719,968	1,526,427	1,562,390

Cash and cash equivalents, end of period	$1,580,837	$1,539,269	$1,580,837	$1,539,269

Yahoo! Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	June 30,
	2011	2012

ASSETS
Current assets:
Cash and cash equivalents	$1,562,390	$1,539,269
Short-term marketable debt securities	493,189	371,204
Accounts receivable, net	1,037,474	1,040,893
Prepaid expenses and other current assets	359,483	318,932
Total current assets	3,452,536	3,270,298

Long-term marketable debt securities	474,338	490,570
Property and equipment, net	1,730,888	1,663,665
Goodwill	3,900,752	3,887,360
Intangible assets, net	254,600	196,729
Other long-term assets	220,628	209,669
Investments in equity interests	4,749,044	4,939,938

Total assets	$14,782,786	$14,658,229

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$166,595	$132,105
Accrued expenses and other current liabilities	846,044	768,080
Deferred revenue	194,722	176,960
Total current liabilities	1,207,361	1,077,145

Long-term deferred revenue	43,639	38,757
Capital lease and other long-term liabilities	134,905	130,149
Deferred and other long-term tax liabilities, net	815,534	895,941
Total liabilities	2,201,439	2,141,992

Total Yahoo! Inc. stockholders' equity	12,541,067	12,472,997
Noncontrolling interests	40,280	43,240
Total equity	12,581,347	12,516,237

Total liabilities and equity	$14,782,786	$14,658,229

CONTACTS:
Yahoo!
Media Relations:
Dana Lengkeek, 408-349-1130
danal@yahoo-inc.com
Investor Relations:
Joon Huh, 408-349-3382
investorrelations@yahoo-inc.com